NEWS RELEASE

FOR IMMEDIATE RELEASE
October 11, 2002

                                   Contact: John S. Fiore, President and Chief
                                              Executive Officer
                                            Ralph A. Fernandez, Vice President
                                              and Chief Financial Officer
                                            Synergy Financial Group, Inc.
                                            Synergy Bank
                                            310 North Avenue East
                                            Cranford, NJ  07016
                                            (908) 956-3287



                SYNERGY BANK ANNOUNCES APPROVAL OF AGREEMENT AND
             PLAN OF MERGER TO ACQUIRE FIRST BANK OF CENTRAL JERSEY

     CRANFORD, NJ, October 11, 2002 -- Synergy Financial Group, Inc. and its wholly-owned subsidiary, Synergy Bank, Cranford, New Jersey, announced that its Board of Directors has approved an Agreement and Plan of Merger to acquire First Bank of Central Jersey, North Brunswick, New Jersey ("First Bank"). The stockholders of First Bank will receive $2.82 in cash in exchange for each share of capital stock.

     Pursuant to the Agreement, First Bank will merge into Synergy Bank. The depositors of First Bank become depositors of Synergy Bank. The merger is subject to normal contingencies, including the receipt of regulatory approval and the approval of the stockholders of First Bank.

     John S. Fiore, President and Chief Executive Officer of Synergy Bank, stated, "Since our conversion from a credit union to a federal savings bank in 1998, Synergy Bank has continued to expand and grow its franchise through significantly expanded loan origination and an aggressive de novo branch expansion strategy. We believe that after the recent completion of our $14.5 million stock offering, the acquisition of First Bank will enable Synergy Bank to add two offices and continue to expand its franchise in a key market area. Upon completion of this merger, we will have a total of 16 offices in Middlesex, Monmouth, Morris and Union Counties, New Jersey. Synergy Bank will be able to offer expanded services and a larger network of branches and ATMs to all of its current customers and those of First Bank."



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     As of September 30, 2002, Synergy Financial Group, Inc. had total assets of approximately $ 416 million, deposits of approximately $ 339 million and stockholders' equity of approximately $ 37.6 million. On this date, First Bank had total assets of approximately $57.5 million, deposits of approximately $54.7 million and stockholders' equity of approximately $2.6 million. First Bank operates out of its headquarters in North Brunswick and one branch office in Monroe, New Jersey.

     Joe Iaria, President of First Bank, stated, "During the past two years, First Bank has experienced significant operating losses, primarily resulting from the write-off of loans in its indirect auto portfolio. This challenge has made it extremely difficult for First Bank to continue to operate independently. The board of directors believes that the merger with Synergy Bank is in the best interests of the Bank's stockholders and customers."

     Investors and securities holders are advised to read the proxy statement and other documents related to the merger as well as any amendments to these documents when they become available. They will contain important information. Investors and security holders may obtain these documents free of charge, when available, from First Bank by directing such request to First Bank, Investor Relations Department, 1730 Route 130, North Brunswick, New Jersey 08902, telephone (732) 821-9888.